®

Investor and Media Contact:
Stacie D. Byars
WeissComm Partners for
Targeted Genetics
415.946.1072
sdbyars@wcpglobal.com

TARGETED GENETICS REPORTS FOURTH QUARTER AND YEAR-END 2007 FINANCIAL RESULTS

-- Conference Call Today at 10:30 a.m. ET --

Seattle, WA - March 5, 2008 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the fourth quarter and year ended December 31, 2007. The Company will hold a conference call with analysts and investors to discuss its financial and business results at 10:30 a.m. ET today.

For the fourth quarter of 2007, the Company reported a net loss of $5.1 million, or $0.26 per common share, compared to net income of $808,000, or $0.08 per common share for the fourth quarter of 2006. For the year ended December 31, 2007, the Company reported a net loss of $16.1 million, or $0.98 per common share, compared to a net loss of $34.0 million, or $3.47 per common share for the year ended December 31, 2006. Per share results for 2007 reflect the issuance of 2.2 million shares in January 2007 and 6.7 million shares in June 2007.

Revenue for the fourth quarter of 2007 was $3.2 million, compared to $4.0 million for the same quarter in the prior year and was $10.3 million for the year ended December 31, 2007 compared to $9.9 million for the year ended December 31, 2006. Revenue for both the fourth quarter and the full year consists primarily of research and development revenue earned under the Company’s NIAID-funded subcontract to develop adeno-associated viral (AAV)-based HIV/AIDS vaccines. Fiscal year 2007 revenue results also include revenue generated by the Company’s heart failure collaboration with Celladon Corporation and licensing revenue primarily from a milestone payment. Revenue in 2006 consisted primarily of development revenue earned under the Company's heart failure collaboration, HIV/AIDS vaccine collaboration activity and $1.8 million in licensing revenue in the fourth quarter from a license fee received from Amsterdam Molecular Therapeutics for a non-exclusive license to certain of our AAV1 patent rights.

Research and development expenses for the fourth quarter of 2007 increased to $4.9 million from $4.0 million in the fourth quarter of 2006 and increased to $17.7 million for the year ended December 31, 2007 from $14.5 million for the prior year. Increases for both periods were due to higher development and vaccine candidate manufacturing costs associated with the Company’s NIAID-funded HIV/AIDS vaccine subcontract, higher clinical costs to support more subjects in the Company’s Phase I/II clinical study of tgAAC94 to treat inflammatory arthritis and increased research and development activities and costs to support the Company’s heart failure collaboration with Celladon, which entered Phase I clinical trials in the second quarter of 2007.

General and administrative expenses for the fourth quarter of 2007 were $2.2 million compared to $1.6 million for the fourth quarter of 2006 and were $7.0 million and $6.4 million for the year ended December 31, 2007 and 2006, respectively. The increases for both periods over the prior year results were primarily related to higher compensation costs, patent prosecution and issuance activities and non-cash stock-based compensation expense.

The Company’s cash balance was $16.4 million at December 31, 2007, as compared to $6.2 million at December 31, 2006. This increase is primarily due to net proceeds of $26.0 million resulting from two private equity financings completed in 2007.

"2007 has been a challenging, yet rewarding year. We are very pleased with the advancement of our clinical development programs in arthritis, heart failure and HIV/AIDS vaccines, and intend to move our lead candidate, tgAAC94 for inflammatory arthritis, into Phase II clinical studies later this year," said H. Stewart Parker, president and chief executive officer of Targeted Genetics. "During 2008, we will continue to leverage our emerging RNAi platform, data momentum and strong AAV manufacturing patent position to drive the business forward."

Highlights for 2007

In 2007, we made progress in our development collaborations and our product development programs and expanded and leveraged our patent portfolio. More specifically:

•
In February 2007, the Company reported results from the complete Phase I clinical trial of the investigational HIV/AIDS vaccine candidate partnered with IAVI. The results of this study indicated a favorable safety and tolerability profile consistent with the results observed in clinical trials for this product candidate to date, and provided the rationale for the ongoing Phase II study to evaluate the vaccine at higher doses and at different dosing intervals. The results of these studies support further evaluation of HIV/AIDS vaccines which will be done in conjunction with our NIAID-funded vaccine program.

•	In May 2007, the first patient was dosed in the Phase I clinical trial of MYDICARTM, heart failure product candidate under development through the Company’s collaboration with Celladon.

•
In May 2007, the University College London's Institute of Ophthalmology and Moorefield’s Eye Hospital initiated a Phase I/II clinical trial to test the use of an AAV vector to deliver RPE65 to treat a form of childhood blindness. The Company manufactured the vector (AAV-RPE65) used in this trial, which is funded by the UK Department of Health.

•
In June 2007, the Company reported additional data from its ongoing Phase I/II clinical trial of its tgAAC94 inflammatory arthritis product candidate that demonstrated safety and a trend in a higher percentage of subjects with a two-point reduction, on a three point severity scale, in swelling in treated joints compared to placebo. Enrollment and initial dosing in this trial was completed in May 2007. In July 2007, this trial was placed on clinical hold when a patient participating in the clinical trial experienced a serious adverse event, or SAE, and subsequently died. In September 2007, the National Institutes of Health Recombinant DNA Advisory Committee held a public hearing which reviewed the SAE. Evidence presented at the hearing suggested that the subject died of an invasive fungal infection.

•
In November 2007, the U.S. Food and Drug Administration, or FDA, removed the hold on the Company’s Phase I/II clinical trial of its tgAAC94 inflammatory arthritis product candidate after an in depth review of all product and clinical data. Also in November 2007, the Company reported additional data indicating that a higher percentage of subjects who received the drug candidate showed improvement in function and pain compared to results from the placebo injected group. These data also indicated that tgAAC94 is well-tolerated at the highest dose tested in the trial.

•
In September 2007, the Company received a milestone payment from Amsterdam Molecular Therapeutics, or AMT, upon initiation of a clinical trial for AMT-011, an AAV1-based therapy for lipoprotein lipase (LPL) Type 1 deficiency, a genetic disorder caused by the reduced or absent activity of an enzyme called lipoprotein lipase, which results in accumulation of lipids in the blood.

•	Additional patents the Company had applied for have issued, strengthening our AAV vector patent portfolio and expanding the coverage of potential applications of AAV-based gene delivery.

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results and its product development portfolio, including an update on the tgAAC94 inflammatory arthritis program and other clinical and business developments, today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the “Events” section found on the homepage of the Company's website at www.targetedgenetics.com or via telephone at 800.240.4186 (domestic) or 303.262.2139 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available following today’s call at approximately 12:30 p.m. ET through 11:59 p.m. ET, Saturday, April 26, 2008, by calling 800.405.2236 (domestic) or 303.590.3000 (international); passcode 11110469#.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations, its business strategy and product development, including statements regarding the data collected in the tgAAC94 program, the cause of the serious adverse event and the impact, if any, on the timing, continuance or results of this trial, establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC94, the strength of our patent portfolio, and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, payments anticipated by the Company under product development collaborations and contracts, the Company's actual expenses, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC. The Company anticipates updating the risk factors in its annual report on Form 10-K for the year ended December 31, 2007, to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

# # #

TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	December 31,		December 31,
Statement of Operations Information:	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue:
Collaborative agreements	$3,120	$2,258	$9,732	$8,114
Licensing revenue	100	1,750	600	1,750
Total revenue	3,220	4,008	10,332	9,864

Operating expenses:
Research & development	4,869	3,999	17,709	14,482
General & administrative	2,208	1,646	7,029	6,382
Restructure charges	1,339	188	2,148	2,006
Goodwill impairment charge		-	-	23,723
Total expenses	8,416	5,833	26,886	46,593
Loss from operations	(5,196)	(1,825)	(16,554)	(36,729)

Investment income	123	99	428	567
Interest expense	-	(49)	(1)	(411)
Gain on debt restructure	-	2,583	-	2,583
Net income (loss)	$(5,073)	$808	$(16,127)	$(33,990)

Net income (loss) per common share	$(0.26)	$0.08	$(0.98)	$(3.47)

Shares used in computation of net income
(loss) per common share	19,814	10,502	16,504	9,788

TARGETED GENETICS CORPORATION
(in thousands)

	December 31,	December 31,
Balance Sheet Information:	2007	2006
	(unaudited)

Cash and cash equivalents	$16,442	$6,206
Other current assets	2,854	2,029
Property and equipment, net	1,052	1,100
Other assets	8,126	8,132
Total assets	$28,474	$17,467

Current liabilities	$4,657	$5,188
Long-term obligations and other liabilities	7,577	6,912
Shareholders' equity	16,240	5,367
Total liabilities and shareholders' equity	$28,474	$17,467